Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated September 2, 2025 (December 23, 2025 as to the subsequent events described in Note 14), relating to the financial statements of Motive Technologies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
December 23, 2025